Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated February 23, 2017 and related Prospectus of Landmark Infrastructure Partners LP for the registration of an aggregate of $750 million of common units, preferred units, debt securities and guarantees of debt securities and to the incorporation by reference therein of our report dated February 23, 2017, with respect to the consolidated and combined financial statements and schedule of Landmark Infrastructure Partners LP included in their Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission and our report dated January 6, 2017, with respect to the statement of revenues and certain expenses of the Land Portfolio included in its Current Report (Form 8-K/A) dated January 6, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 23, 2017